Exhibit 5.1

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor, Los Angeles, CA 90071-2228

telephone 213-683-6000 / facsimile 213-627-0705 / internet www.paulhastings.com

April 13, 2007

Semtech Corporation

200 Flynn Road

Camarillo, California 93012

Ladies and Gentlemen:

We are furnishing this opinion of counsel to Semtech Corporation, a Delaware corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) the issuance and sale by the Company of up to 500,000 shares (the “Option Shares”) of its common stock, $.01 par value (“Common Stock”), upon the exercise of stock options pursuant to certain non-qualified stock option agreements (the “Agreements”) and the re-sale of the Option Shares by the selling shareholder named therein, and (ii) the re-sale of certain restricted shares of Common Stock which may be sold by the selling shareholder named therein (the “Restricted Shares,” and, together with the Option Shares, the “Shares”).

We have examined the Certificate of Incorporation and Bylaws, each as amended to date, of the Company, and the originals, or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us and the conformity to original documents submitted to us as certified or photostatic copies.

Based upon our examination as aforesaid, and in reliance upon our examination of such questions of law as we deem relevant under the circumstances, we are of the opinion that (i) the Option Shares, when purchased and issued as described in the Registration Statement and in accordance with the Agreements (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable and (ii) the Restricted Shares have been validly issued and are fully paid and nonassessable.

We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law (including all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such laws), as in effect as of the date hereof.

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP